Exhibit 99.1

Investor Contact	Media Contact:
Inteliquent	Kelly Stein
Darren Burgener	kstein@inteliquent.com
(312) 380-4548	(312) 384-8039

Inteliquent® Announces Plan to Return Cash to Shareholders

Chicago, May 20, 2013–Neutral Tandem, Inc. d/b/a Inteliquent (NASDAQ: IQNT), a leading provider of voice interconnection services, today announced its intention to declare a special dividend of $1.25 per share and to initiate a quarterly dividend of $0.0625 per share of its common stock. Both dividends are expected to be declared and paid within the next three months.

Inteliquent also announced today that it has reached an agreement with Clinton Group, Inc. (“Clinton Group”). Under the agreement, the Company will declare the dividends and appoint, prior to December 31, 2013, at least one new independent director. The investors have agreed, among other things, to withdraw their notice of intent to nominate individuals for election as directors at the 2013 annual meeting and not to take certain actions during a “standstill” period.

“We are delighted to be returning cash to our shareholders promptly after the successful sale of our global data business,” said Ed Evans, Chief Executive Officer. “We expect to continue the payment of quarterly dividends and further enhance the value we provide to our shareholders as our business continues to perform well.”

“This announcement is an extremely positive one for all Inteliquent shareholders,” said Gregory P. Taxin, Managing Director of Clinton Group. “We appreciate the Board’s actions and believe the sale of the global data business, the return of approximately $40 million to shareholders, the ongoing dividend and the commitment to further augment the Board are all well considered steps that will help create significant shareholder value.”

“Based on our solid balance sheet and the confidence we have in our strong cash flow profile, we believed that now was the right time in our corporate history to adopt a regular quarterly dividend policy, as well as to make another special dividend payment from our excess cash,” said David Zwick, Executive Vice President and Chief Financial Officer.

Cautions Concerning Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release are forward-looking statements. The words “anticipates,” “believes,” “efforts,” “expects,” “estimates,” “projects,” “proposed,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Factors that might cause such differences include, but are not limited to: the effects of competition, including direct connects, and downward pricing pressure resulting from such competition; risks associated with the sale of our data business, including issues regarding separating our network, IT and billing systems from the network and systems sold to the buyer, and that the cost savings and other benefits we hope to receive may not materialize in part or at all; our ability to maintain relationships with business providers following the sale of the data business; risks associated with the changes to our capital structure resulting from the declaration and payment of any special one-time cash dividend or recurring dividend; our regular review of strategic alternatives; the impact of current and future regulation, including intercarrier compensation reform enacted by the Federal Communications Commission; the risks associated with our ability to successfully develop and market new services, many of which are beyond our control and all of which could delay or negatively affect our ability to offer or market new services; technological developments; the ability to obtain and protect intellectual property rights; the impact of current or future litigation; the potential impact of any future acquisitions, mergers or divestitures; natural or man-made disasters; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; and other important factors included in our reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section in our Annual Report on Form 10-K for the period ended December 31, 2012, as such Risk Factors may be updated from time to time in subsequent reports. Furthermore, such forward-looking statements speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

About Inteliquent

Headquartered in Chicago, Inteliquent is a leading provider of wholesale voice services for carriers and service providers. Inteliquent is used by nearly all national and regional wireless carriers, cable companies and CLECs in the markets it serves, and its network carries approximately ten billion minutes of traffic per month. Please visit Inteliquent’s website at www.inteliquent.com and follow us on Twitter@Inteliquent.

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